CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-200836) of Marina Biotech, Inc. of our report dated March 31, 2017, relating to the financial statements of Marina Biotech, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ SQUAR MILNER LLP

Los Angeles, California
March 31, 2017